Exhibit 14.1

CODE OF CONDUCT AND ETHICS

Introduction

Elite Education Group International Limited and each of its subsidiaries (collectively, the “Company”) are committed to the highest standards of ethics and business conduct. The Company conducts its business as a good corporate citizen and complies with all laws, rules and regulations applicable to it or the conduct of its business. This commitment and standard of conduct governs our relationships with customers, suppliers, shareholders, competitors, the communities in which we operate, and with each other as employees at every organizational level. Maintaining the highest ethical standards at all levels within our organization is critical for our success as a corporation. This Code applies to the corporation as a whole and to all employees, directors, officers, as well as consultants and vendors.

The Code is an expression of our core values and represents a framework for decision making. To this end, all of us are responsible for understanding the Code and acting in accordance with it. The Code cannot and is not intended to cover every applicable law, rule or regulation or provide answers to all questions that may arise; for that, we must ultimately rely on each employee’s, officer’s and director’s good sense of what is right, including a sense of when it is proper to seek guidance from others with respect to the appropriate course of conduct. The Company maintains an open-door policy for resolving issues that arise in the workplace. Employees are encouraged to first discuss any questions regarding any law, rule, regulation, or principle discussed in this Code, which may govern business conduct, with the employee’s immediate supervisor. If open communication with the employees’ supervisor does not resolve the issue or makes the employee uncomfortable, the employee should subsequently consult his or her next level supervisor or his or her Human Resources representative. If this does not result in satisfactory resolution of the issue, the employee should consult the Company’s Chief Financial Officer. Additionally, employees are encouraged to email address to the Chairman of the Audit Committee to report any ethics violation. Due to the sensitive nature of the reporting, calls to the hot line can be made anonymously.

The Code does not in any way constitute an employment contract or an assurance of continued employment. It is for the sole and exclusive benefit of the Company and may not be used or relied upon by any other party. The Company may modify or repeal the provisions of the Code or adopt a new Code at any time it deems appropriate, with or without notice.

The Code must be strictly observed and failure to do so could result in disciplinary action, up to and including termination. This Code applies equally to all employees, officers, directors, consultants and vendors of the Company. The Company encourages employees to seek or to ask for advice from their supervisors or human resources representative when ethical issues arise in the workplace.

Compliance with Laws, Rules, Regulations and Policies

We all are expected to act honestly and maintain the highest standards of ethics and business conduct, consistent with the professional image of the Company. We are required to comply fully with all laws, rules and regulations affecting the Company’s business and its conduct in business matters. We are expected to uphold both the letter and the spirit of the law and the Company’s policies.

The Company conducts its business in the PRC and internationally. It is the Company’s policy to abide by the national and local laws of our host nations and communities. In the case of any conflict between the laws of another country and the PRC, or in any situation where an employee has a doubt as to the proper course of conduct, it is incumbent upon an employee to immediately consult first his or her supervisor, and then his or her human resources representative.

Confidential, Proprietary Information

One of the Company’s most valuable assets is information. Employees, officers and directors should maintain the confidentiality of information (whether specifically regarded as proprietary or not) entrusted to them not only by the Company, but also by suppliers, former employers, customers and others related to our business. Confidential information includes all non-public information that might be of use to our competitors or harmful to the Company, or its customers or suppliers, if disclosed. Examples of confidential information include, but are not limited to, trade secrets, new product or marketing plans, customer lists, employee lists, research and development ideas, manufacturing processes, or acquisition or divestiture prospects.

Employees, officers and directors should take steps to safeguard confidential information by keeping such information secure, limiting access to such information to those employees who have a “need to know” in order to do their job, and avoiding discussion of confidential information in public areas, for example, in elevators, on planes, and on mobile phones. Employees, officers and directors must safeguard documents with confidential information, and should take steps to ensure proper disposal of documents with confidential information through shredding or other appropriate means, so that such documents cannot be acquired by those without proper authorization. Confidential information may be disclosed to others when disclosure is authorized by the Company or legally mandated. The obligation to preserve confidential information is ongoing, even after termination of employment.

Use of Inside Information/ Insider Trading

Federal and state law prohibits the use of “material inside information” when trading in or recommending the Company’s securities. In accordance with applicable federal and state law, no employee, officer or director may engage in transactions in the Company shares (whether for their own account, for the Company’s account or otherwise) while in possession of material inside information (“Insider Trading”) relating to the Company. Further, no employee, officer or director who is in possession of material inside information may communicate such information to third parties who may use such information in the decision to purchase or sell the Company shares (“Tipping”). These restrictions also apply to securities of other companies if an employee, officer or director learns of material inside information in the course of his or her duties for the Company. In addition to violating the Company policy, Insider Trading and Tipping are illegal.

What constitutes “material inside information” is a complex legal question, but is generally considered to be information not available to the general public, which a reasonable investor contemplating a purchase of the Company shares would be substantially likely to take into account in making his or her investment decision. Such information includes information relating to a stock or share split and other actions relating to capital structure, major management changes, contemplated acquisitions or divestitures, and information concerning earnings or other financial information. Such information continues to be “inside” information until two business days following the broad disclosure to the general public.

Any person who is in possession of material inside information is deemed to be an “insider.” This would include directors, officers, employees (management and non- management), as well as spouses, friends or brokers who may have acquired such information directly or indirectly from an insider “tip. Substantial penalties may be assessed against people who trade while in possession of material inside information and can also be imposed upon companies and so-called controlling persons such as officers and directors who fail to take appropriate steps to prevent or detect insider trading violations by their employees or subordinates. To avoid severe consequences, employees should review this policy and the Insider Trading Policy before trading in securities and consult with the Company’s chief financial officer if any doubts exist as to what constitutes “material inside information.”

Conflicts of Interest

Employees must base business decisions and actions on the best interests of the Company. Accordingly, the Company policy prohibits conflicts of interest. A conflict of interest occurs when an individual’s personal interest interferes in any way—or even appears to interfere—with the interests of the Company as a whole. A conflict situation can arise when an employee or a member of an employee’s family takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest also arise when an employee or a member of his or her family or close personal friend, receives improper personal benefits as a result of his or her position in the Company. Family members include an employee’s spouse, child, stepchild, grandchild, parent, step-parent, grandparent, sibling, in-laws and anyone living in an employee’s household and/or economically dependent upon an employee, including all adoptive relationships.

Such conflicts of interest can undermine our business judgment and our responsibility to the Company and threaten the Company’s business and reputation. Accordingly, all apparent, potential, and actual conflicts of interest should be scrupulously avoided. Though it is not possible to list every activity or situation that might raise a conflict of interest issue(s), the list below is included to help you recognize some of the more significant ones:

●	Corporate Opportunities. Taking personally opportunities that are discovered through the use of corporate property, information or position (unless the Company has already been offered the opportunity and turned it down), or using corporate property, information or position for personal gain or competing with the Company. Such action is prohibited. In addition, directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

●	Gifts. Receiving from, or giving to, a supplier, customer or competitor, gifts, gratuities, special allowances, inappropriate discounts or other benefits of significant value (as defined below) that may have the potential to influence a business decision. The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with suppliers or customers. Gifts and entertainment of more than a significant value, that is, other than as is customary (i.e. holiday gift baskets or vendor attended entertainment), must be pre-approved, by a vice president or an officer of a higher level, other than the recipient of the gift. In addition, any item that costs greater than the local equivalent of USD$500 will be deemed to be of significant value and require pre-approval. If an employee is unsure regarding any gifts received or given, he or she should seek approval from his or her vice president. Any vice president seeking approval shall seek such approval from the Chief Financial Officer.

●	Loans. Providing loans to, or guarantees of obligations of, employees or their family members. Such activity will not be allowed without the prior written approval of the Chief Financial Officer, and if appropriate, the Board of Directors or a committee of the Board of Directors. The Company will not extend, maintain or arrange any personal loan (or the equivalent thereof) to or for any director or executive officer or members of their families, or make guarantees of any of their obligations.

●	Outside Activity. Engaging in any outside activity that materially detracts from or interferes with the performance by an employee of his or her services to the Company.

●	Outside Employment. Serving as a director, representative, employee, partner, consultant or agent of, or providing services to, an organization or individual that is a supplier, customer or otherwise seeking to do or doing business with the Company or a competitor of the Company.

●	Personal Investments. Directly or indirectly, owning stock in, being a partner or creditor of, or having another financial interest in, or being engaged in the management of, a supplier, contractor, customer, distributor or competitor; provided that ownership of less than 1% in a publicly traded company shall not be included in the foregoing.

All potential and actual conflicts of interest or material transactions or relationships that reasonably could be expected to give rise to such a conflict or the appearance of such a conflict must be promptly communicated to the employee’s supervisor or human resources representative. Employees should take care to report conflicts to a person who they believe is not involved in the matter giving rise to the conflict. If a director believes he or she has an actual or potential conflict of interest with the Company, the director should notify the Chief Financial Officer and the Chairman of the Audit Committee (or any successor committee thereto) as promptly as practicable. The director should not participate in any decision by the Board of Directors, or any Committee of the Board of Directors, that in any way relates to the matter that gives rise to the conflict of interest or potential conflict of interest until the issue has been resolved to the satisfaction of the Chairman of the Audit Committee or the entire Board of Directors. Any employee who has a doubt about whether a conflict of interest exists after consulting this provision of the Code, should contact their human resources representative or, so that he or she can be assisted in making that determination.

Quality of Disclosures

The US federal and state securities laws impose continuing disclosure requirements on the Company, and require the Company to regularly file certain reports with and make certain submissions (the “Reports”) to the Securities and Exchange Commission and the stock exchange on which the Company’s securities are traded and disseminate them to its shareholders. Such Reports must comply with all applicable legal and exchange requirements and may not contain material misstatements or omit material facts.

All employees, officers and directors directly or indirectly involved in preparing such Reports, any employees, officers or directors who regularly communicate with the press, investors and analysts concerning the Company, and all representatives who assist the Company in preparing such Reports and communications, will ensure that such Reports and communications are (i) full, fair, timely, accurate and understandable and (ii) meet all legal requirements. This policy applies to all public disclosure of material information about the Company, including written disclosures, oral statements, visual presentations, press conferences and media calls.

Protection and Proper Use of the Company Assets

Proper and efficient use of assets of the Company, suppliers, customers and others, such as electronic communication systems, vehicles, cell phones, information (proprietary or otherwise), facilities and equipment, as well as intangible assets, is the responsibility of each employee, officer and director. Employees, officers and directors must not inappropriately use such assets for non-Company business or personal profit for themselves or others unless such use is permitted under an approved written policy, compensation or expense reimbursement program. In addition, employees, officers and directors must act in a manner to protect the Company assets from loss, damage, misuse, theft, removal and waste. Finally, employees, officers and directors must ensure that such assets are used only for legitimate business purposes.

Reporting of any Illegal or Unethical Behavior

Any employee who is aware of any illegal or unethical behavior or who believes that an applicable law, rule or regulation or the Code has been violated, must promptly report the matter to his or her supervisor. If this does not result in a satisfactory conclusion, or if the supervisor is the subject matter of the report, the employee should contact his or her Human Resources representative. Finally, if the matter is not resolved, the employee should contact the Chief Financial Officer or Chief Executive Officer. Additionally, employees are encouraged to email address to the Company to report any ethics violation. Due to the sensitive nature of the reporting, calls to the hot line can be made anonymously.

In addition, an employee who has a concern about the Company’s accounting practices, internal controls or auditing matters, should follow the same reporting procedures outlined above, provided that to the extent such concerns involve the Chief Financial Officer, the employee should not contact such officer. Employees should take care to report violations to a person who they believe is not involved in the matter giving rise to the violation. All reports of violations will be promptly investigated and, if appropriate, remedied, and if legally required, immediately reported to the proper governmental authority.

Employees will be expected to cooperate in assuring that violations of the Code are promptly addressed. The Company will protect confidentiality of those making reports of possible misconduct to the maximum extent possible, consistent with the requirements necessary to conduct an effective investigation and the law. Any form of retaliation against someone for reporting an activity that he or she in good faith believes to be a violation of any law, rule, regulation, or this Code will not be tolerated.

Any supervisor or other employee intimidating or imposing sanctions on an employee for reporting a matter will be disciplined up to and including termination.

It is illegal to retaliate against a person, including any action regarding his employment, for providing truthful information to a law enforcement officer relating to the possible commission of any federal offense. The Company encourages employees to report any retaliation for reporting violations of law to their human resources representative or the Chief Financial Officer in addition to the appropriate government authorities.

Responding to Improper Conduct

This Code will be enforced on a uniform basis for everyone, without regard to an employee’s position within the Company. If an employee violates the Company’s Code, he or she will be subject to disciplinary action. Supervisors and managers of a disciplined employee may also be subject to disciplinary action for their failure to properly oversee an employee’s conduct, or for retaliation against an employee who reports a violation(s).

The Company’s response to misconduct will depend upon a number of factors, including whether the improper behavior involved illegal conduct. Disciplinary action may include, but is not limited to, reprimands and warnings, probation, suspension, demotion, reassignment, reduction in salary or immediate termination. Employees should be aware that certain actions and omissions prohibited by the Code might be crimes that could lead to individual criminal prosecution and, upon conviction, to fines and imprisonment.

Employment Practices/ Equal Employment Opportunity

The Company strives to maintain a workplace free of discrimination or harassment. This includes, but is not limited to, discrimination or harassment based on race, color, sex, national origin, religion, age, sexual orientation, veteran status or disability. Retaliation against employees who report such conduct is illegal and will not be tolerated. The Company also strives to provide a safe working environment for all of its employees. Employees are encouraged to provide any thoughts or ideas on how to improve workplace safety by contacting your supervisor or your respective safety representative.

Waivers

Employees, officers and directors should understand that waivers or exceptions to our Code will be granted only in advance and only under exceptional circumstances. A waiver of this Code for any executive officer or director may be made only by the Board of Directors or a committee of the Board of Directors and must be promptly disclosed to shareholders in accordance with applicable law and exchange requirements.

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